Exhibit 99.1

ABATIX CORP. Reports Operating Results for Second Quarter 2005

          DALLAS, Aug. 3 /PRNewswire-FirstCall/ -- ABATIX CORP. (Nasdaq: ABIX) today announced net sales of $16,028,000 for the second quarter of 2005 increased 29% from net sales of $12,464,000 in 2004 and net earnings of $350,000 or $.20 per share for the second quarter of 2005 increased from the net loss of ($203,000) or ($.12) per share in 2004.  Sales in the first six months of 2005 of $30,754,000 increased 26% from 2004 net sales of $24,436,000 and net earnings of $548,000 or $.32 per share in 2005 increased from net losses of ($323,000) or ($.19) per share in 2004.  The increase in sales for 2005 is primarily attributable to sales to restoration customers in response to weather related events in California and the improvement in the manufacturing and construction markets as the economy remains stable.  The increase in profitability is primarily attributed to the higher sales volume without a corresponding increase in general and administrative costs.

          Mr. Terry Shaver, CEO, stated, “We are pleased with the improvements in the industrial, construction and environmental markets.  We remain hopeful that the economy will remain strong so spending in these markets will continue.  However, year over year growth in the environmental market will be difficult as the third and fourth quarters of 2004 include the positive impact on our business from the 2004 hurricanes in Florida.  In addition, we continue to review our costs of operation so they stay aligned with our revenues and we are continuing to work on more effectively managing our inventory and receivables.”

          This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Abatix Corp.  Such statements involve a number of risks and uncertainties including, without limitation, occurrence and timing of weather related events, global, national and local economic and political conditions; changes in laws and regulations relating to the Company’s products and the import of such products; the outcome of litigation; market acceptance of new products, existence or development of competitive products the Company represents as a distributor that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of key customers and vendors; efforts to control and/or reduce costs; or the Company’s success in the process of management’s assessment and auditor attestation of internal controls, as required by the Sarbanes-Oxley Act of 2002.  We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

          ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental and homeland security industries.  The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada.  These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.  More information about the Company can be found on the Abatix web site at http://www.abatix.com .

ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Net sales	$16,027,711	$12,464,008	$30,754,476	$24,436,326
Cost of sales	(11,638,261)	(9,118,573)	(22,223,281)	(17,880,789)
Gross profit	4,389,450	3,345,435	8,531,195	6,555,537
Selling, general and administrative expenses	(3,739,536)	(3,623,256)	(7,492,249)	(6,930,692)
Operating profit (loss)	649,914	(277,821)	1,038,946	(375,155)
Other expense, net	(74,649)	(52,565)	(135,165)	(100,079)
Earnings (loss) before income taxes	575,265	(330,386)	903,781	(475,234)
Income tax (expense) benefit	(225,552)	127,649	(355,753)	152,443
Net earnings (loss)	$349,713	$(202,737)	$548,028	$(322,791)
Basic and diluted earnings (loss) per share	$.20	$(.12)	$.32	$(.19)
Basic and diluted weighted average shares outstanding	1,711,148	1,711,148	1,711,148	1,711,148

	As of :

	June 30, 2005	December 31, 2004

Current assets	$19,372,323	$17,837,437
Total assets	$20,805,008	$19,271,924
Current liabilities	$11,246,923	$10,305,708
Total liabilities	$11,290,764	$10,305,708
Total stockholders’ equity	$9,514,244	$8,966,216

CONTACT:  Frank Cinatl of ABATIX CORP., +1-888-ABATIX-X or
+1-888-222-8499, or fcinatl@abatix.com /
Web site:  http://www.abatix.com /